BrainStorm Announces Pricing of Public Offering of Common Stock and Warrants

NEW YORK & PETACH TIKVAH, (Israel) July 17, 2012 — BrainStorm Cell Therapeutics Inc. (OTCBB: BCLI), an innovative developer of adult stem cell technologies and Central Nervous System (CNS) therapeutics, today announced the pricing of a registered public offering of shares of common stock and warrants to purchase common stock. In connection with the public offering, the Company entered into agreements with investors to sell approximately 19.8 million shares of its common stock at a price per share of $0.29, representing gross proceeds of approximately $5.75 million. Net proceeds to BrainStorm, after deducting fees to the placement agent and other offering expenses, are expected to be approximately $4.78 million.

Investors will also receive warrants to purchase approximately 14.9 million shares of the Company’s common stock (for each share of common stock purchased in the offering, investors will also receive a warrant to purchase 0.75 shares of common stock). The warrants have an exercise price of $0.29 per share and a term of exercise of 30 months. The offering is expected to close on or about July 20, 2012, subject to customary closing conditions. The Company will not hold any additional closings in connection with this offering.

 The Company plans to use the net proceeds from the offering for clinical trials in the United States and Israel, research and development, working capital needs, capital expenditures and other general corporate purposes.

Maxim Group LLC served as the lead placement agent for the offering.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-179331), which was declared effective by the United States Securities and Exchange Commission ("SEC") on July 13, 2012 (the “Registration Statement”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotech company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The Company, through its wholly owned subsidiary Brainstorm Cell Therapeutics Ltd., holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. The technology is currently in a Phase I/II clinical trials for Amyotrophic Lateral Sclerosis (ALS), also known as Lou Gehrig’s disease, in Israel.

Contact information:

Adrian Harel, Ph.D., CEO

BrainStorm Cell Therapeutics Inc.

www.brainstorm-cell.com

Phone: +972-3-9236384

Email: aharel@brainstorm-cell.com